Exhibit 99.2

Pharmasset, Inc.
303-A College Road East
Princeton, NJ 08540 U.S.A.
Phone: (609) 613-4100
Fax: (609) 613-4150
www.pharmasset.com
Nasdaq: VRUS

COMPANY PRESS RELEASE

R7128 Demonstrates Safety and Potent Antiviral Activity in HCV-Infected Patients

-Phase 1 Study Results in 2.7 log10 (>99%) Mean HCV RNA Decrease with No Serious Adverse Events-

-Conference Call Scheduled for 8:30AM (ET) Today-

Princeton, NJ (September 10, 2007) – Pharmasset, Inc. (Nasdaq: VRUS) reports preliminary safety and potent antiviral activity with R7128 following 14 days of monotherapy in 40 patients chronically infected with hepatitis C virus (HCV) who have failed prior interferon therapy. R7128 is a prodrug of PSI-6130, an oral cytidine nucleoside analog polymerase inhibitor of HCV that is being developed through Pharmasset’s collaboration with Roche. The Phase 1 multiple ascending dose study of R7128 was designed to evaluate safety, tolerability, pharmacokinetics and preliminary antiviral activity.

R7128 demonstrated potent, dose-dependent antiviral activity across the four patient cohorts (n=10; 8 active, 2 placebo) receiving 750 mg or 1500 mg administered either once-daily or twice-daily for 14 days as monotherapy. The greatest mean decrease in HCV RNA from baseline was demonstrated in the patient cohort that received 1500 mg twice-daily, the highest dose of R7128 administered in this study. These patients demonstrated a mean 2.7 log10 IU/mL (>99%) decrease in HCV RNA. There was no evidence of viral rebound in any dose cohort during the 14 days of dosing.

R7128 was generally safe and well tolerated in this Phase 1 multiple ascending dose study. There were no serious adverse events, no adverse events requiring dose modification, no dose-related gastrointestinal adverse events and no clinically significant changes in vital signs, electrocardiograms, hematologic, renal or other laboratory parameters.

Based on the results of this study, Pharmasset and Roche plan to initiate a 28-day study of R7128 in combination with Pegasys (pegylated interferon) plus Copegus (ribavirin) in treatment-naïve patients chronically infected with HCV genotype 1. Patient recruitment for this combination study is expected to begin in late September 2007. The purpose of this study is a preliminary evaluation of the safety, tolerability, pharmacokinetics and antiviral activity of R7128 in the clinically-relevant setting of combination therapy with the current standard of care consisting of Pegasys plus Copegus. Please see www.clinicaltrials.gov or e-mail clinicaltrials@pharmasset.com for more information.

In addition, a late breaker abstract for the Phase 1 multiple ascending dose study has been accepted as a presentation at the 58th Annual Meeting of the American Association for the Study of Liver Diseases (AASLD) being held in Boston, MA from November 2-6, 2007. In accordance with the conference press embargo guidelines, no additional data will be available for this study until the scientific abstracts are published by AASLD on October 1, 2007.

Dr. Rajender Reddy, Professor of Medicine and Surgery in the Division of Gastroenterology at the University of Pennsylvania and a clinical investigator in the R7128 multiple ascending dose study, stated “The R7128 results are exciting based on the combination of potency, safety and tolerability. There were no major organ or other acute toxicities observed during the 14-day dosing period, which is encouraging for future studies with longer exposures to R7128 in combination with the standard of care. Leading clinicians believe that HCV therapy will evolve to include direct-acting antiviral drug combinations, and nucleoside polymerase inhibitors such as R7128 could improve sustained virologic response (SVR) rates for the treatment of chronic HCV.”

“R7128 has demonstrated the most potent antiviral activity of any investigational nucleoside HCV polymerase inhibitor to date in doses suitable for progression into future combination studies,” stated Dr. Michelle Berrey, Pharmasset’s Vice President, Clinical Development & Chief Medical Officer. “Nucleosides are the cornerstone of antiviral therapeutic regimens due to their potency and safety profile. In addition, nucleosides have a significantly higher genetic barrier than non-nucleosides and protease inhibitors, which protects against drug-resistant mutations of HCV. We are pleased to be partnered with Roche for the development and commercialization of R7128. Roche continues to position itself as a company focused on expanding their market-leading HCV franchise to improve the lives of patients chronically infected with hepatitis C.”

Conference Call

Pharmasset will host a conference call at 8:30AM (ET) on Monday, September 10, 2007 to discuss the R7128 Phase 1 study results.

Dial-in Information:

Domestic callers: 1 (800) 811-0667 (US/Canada)

International callers: 1 (913) 981-4901 (International)

Live audio of the conference call will be simultaneously broadcast over the internet via a webcast. To access the live webcast, log on to the "Events & Presentations" section of the Investor Center on Pharmasset's corporate website at http://investor.pharmasset.com/events.cfm.

Please connect to the company's website at least ten minutes prior to the start of the presentation to ensure adequate time for a reliable connection and any software download that may be necessary to listen to the webcast. The archived replay of the webcast will be available on the Pharmasset website for two weeks following the conference call.

About Pharmasset

Pharmasset is a clinical-stage pharmaceutical company committed to discovering, developing and commercializing novel drugs to treat viral infections. Pharmasset’s primary focus is on the development of oral therapeutics for the treatment of hepatitis B virus (HBV), hepatitis C virus (HCV) and human immunodeficiency virus (HIV).

Pharmasset is currently developing three product candidates. Clevudine, for the treatment of chronic HBV infection, is expected to enter Phase 3 clinical trials for registration in the Americas and Europe. Clevudine is already approved for HBV in South Korea and marketed by Bukwang Pharmaceuticals under the brand name Levovir. R7128, an oral treatment for chronic HCV infection, is in a Phase 1 clinical trial through a strategic collaboration with Roche. Racivir, which is being developed for the treatment of HIV in combination with other approved HIV drugs, has completed a Phase 2 clinical trial.

About R7128

R7128 is being developed for the treatment of chronic hepatitis C. R7128 is a prodrug of PSI-6130, which demonstrated potency in preclinical studies. PSI-6130 is a pyrimidine nucleoside analog inhibitor of HCV RNA polymerase, an enzyme that is necessary for hepatitis C viral replication. Results from an oral single ascending dose study of PSI-6130 in 24 healthy male volunteers showed that PSI-6130 was generally well tolerated with no serious adverse events in doses up to 3000 mg.

R7128 Phase 1 Study Overview

The Phase 1 clinical trial is a multiple center, observer-blinded, randomized and placebo-controlled study to investigate the pharmacokinetics, pharmacodynamics, safety, tolerability and food effect of R7128 in healthy volunteers and in patients chronically infected with HCV genotype 1. This Phase 1 study is comprised of two parts:

–	Part 1 is a single ascending dose study of R7128 conducted in 46 healthy volunteers. The primary objective of Part 1 is to assess the safety, tolerability and pharmacokinetics of R7128 following single ascending doses under fasting conditions. The secondary objective of Part 1 is to explore the effect of food on the pharmacokinetics of R7128. Preliminary data from the single ascending dose portion of the study indicate:

–	All doses of R7128 studied were generally safe and well-tolerated.

–	All patients completed the study, and none experienced gastrointestinal adverse events or serious adverse events during the study.

–	No hematological or laboratory abnormalities of clinical significance were noted.

–	Part 2 is a multiple ascending dose study of R7128 conducted in 40 patients chronically infected with HCV genotype 1 who have previously failed interferon therapy. The primary objective of Part 2 is to assess the safety, tolerability and pharmacokinetics of R7128 after once-daily or twice-daily dosing for 14 days. The secondary objective is to assess antiviral activity by measuring the change in HCV RNA.

About Hepatitis C

Hepatitis C is a blood-borne infectious disease of the liver and is a leading cause of chronic liver disease and liver transplants. The World Health Organization estimates that nearly 180 million people worldwide, or approximately 3% of the world’s population, are infected with hepatitis C virus (HCV). The CDC has reported that almost four million people in the United States have been infected with HCV, of whom 2.7 million are chronically infected.

Contact

Alan Roemer, Vice President

Investor Relations & Corporate Communications

alan.roemer@pharmasset.com

Office: (609) 613-4125

Forward-Looking Statements

Pharmasset "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties, including without limitation the risk that there will be a delay in the release of R7128 safety, tolerability, pharmacokinetic and antiviral efficacy data from the Phase 1 multiple ascending dose study, the risk that there will be a delay in the presentation of safety, tolerability, pharmacokinetic and food effect and pharmacokinetic data from the Phase 1 single ascending dose study, the risk that the preliminary R7128 data from the Phase 1 multiple ascending dose study is not accurate or representative, the risk that the data from the R7128 Phase 1 single ascending dose study is not accurate or representative, the risk that our collaboration with Roche will not continue or will not be successful, the risk that the on-going or anticipated clinical trials for any one or more of our product candidates will not be successful, the risk that any one or more of our product candidates will not be successfully developed and commercialized and the risk that HCV therapy will not evolve to include direct-acting antiviral drug combinations, and nucleoside polymerase inhibitors such as R7128.

For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 filed with the Securities and Exchange Commission entitled "Risk Factors" and discussions of potential risks and uncertainties in our subsequent filings with the Securities and Exchange Commission.